JOINT FILER INFORMATION


Designated Filer:  John N. Blackman, Jr.
Issuer and Ticker Symbol: NYMAGIC, INC. (NYM)
Date of Event Requiring Statement: 10/12/05
Other Reporting Person:

1) Lionshead Investments, LLC
c/o NYMAGIC, INC.
919 Third Avenue
New York, NY 10022

The reporting person listed above is a joint filer with John N. Blackman, Jr. on this Form 4 since the reporting person listed above has a direct beneficial interest in the securities of the Issuer in the capacity described in the Form 4.